Exhibit 99.1

[THE INTERPUBLIC GROUP OF COMPANIES, INC. LOGO]
WORLDWIDE ADVERTISING AND MARKETING COMMUNICATIONS
1271 Avenue of the Americas, New York, N.Y.  10020



FOR IMMEDIATE RELEASE


         INTERPUBLIC ANNOUNCES FINAL RESULTS OF TENDER OFFER FOR ANY AND
            ALL OF ITS ZERO COUPON CONVERTIBLE SENIOR NOTES DUE 2021


NEW YORK, NY (April 7, 2003) -The Interpublic Group of Companies, Inc. (NYSE:
IPG) today announced final results of its tender offer for any and all of its outstanding zero coupon convertible senior notes issued in December 2001. The tender offer expired at 12:00 midnight, New York City time, on Friday, April 4, 2003.

Interpublic has been advised by the depositary that, as of the expiration time of the offer, approximately $700.5 million in aggregate principal amount at maturity of notes (or 99.79% of the issue) had been validly tendered and not withdrawn pursuant to the tender offer (including $118.2 million of notes tendered pursuant to the procedures for guaranteed delivery). Interpublic has accepted for purchase, at a price of $829.88 per $1,000 principal amount at maturity, all of the notes validly tendered and not withdrawn pursuant to the tender offer. The cash payment required to complete the tender offer is approximately $581.3 million. Payment for the notes accepted for purchase is expected to occur on or about Tuesday, April 7, 2003.

Salomon Smith Barney Inc. served the dealer manager for the tender offer; Mellon Investor Services LLC served as the information agent and the depositary.

About Interpublic
The Interpublic Group is among the world's largest advertising and marketing organizations. Its global operating groups are McCann-Erickson WorldGroup, The Partnership, FCB Group and Interpublic Sports and Entertainment Group. Major global brands include Draft Worldwide, Foote, Cone & Belding Worldwide, Golin/Harris, NFO WorldGroup, Initiative Media, Lowe & Partners Worldwide, McCann-Erickson, Octagon, Universal McCann and Weber Shandwick.

                                      # # #

Contact Information

Press:                                       Investors:
Philippe Krakowsky                           Susan Watson
(212) 399-8088                              (212) 399-8208

Cautionary Statement

This document contains forward-looking statements. Interpublic's representatives may also make forward-looking statements orally from time to time. Statements in this document that are not historical facts, including statements about Interpublic's beliefs and expectations, particularly regarding recent business and economic trends, the impact of litigation, dispositions, impairment charges, the integration of acquisitions and restructuring costs, constitute forward-looking statements. These statements are based on current plans, estimates and projections, and therefore undue reliance should not be placed on them. Forward-looking statements speak only as of the date they are made, and Interpublic undertakes no obligation to update publicly any of them in light of new information or future events.

Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, those associated with the effects of global, national and regional economic and political conditions, Interpublic's ability to attract new clients and retain existing clients, the financial success of Interpublic's clients, developments from changes in the regulatory and legal environment for advertising and marketing and communications services companies around the world and the successful completion and integration of acquisitions which complement and expand Interpublic's business capabilities.

Interpublic's liquidity could be adversely affected if Interpublic is unable to access capital or to raise proceeds from asset sales. In addition, Interpublic could be adversely affected by developments in connection with the purported class actions and derivative suits that it is defending or the SEC investigation relating to the restatement of its financial statements. Its financial condition and future results of operations could also be adversely affected if Interpublic recognizes additional impairment charges due to future events or in the event of other adverse accounting-related developments.

At any given time Interpublic may be engaged in a number of preliminary discussions that may result in one or more acquisitions or dispositions. These opportunities require confidentiality and from time to time give rise to bidding scenarios that require quick responses by Interpublic. Although there is uncertainty that any of these discussions will result in definitive agreements or the completion of any transactions, the announcement of any such transaction may lead to increased volatility in the trading price of Interpublic's securities.

The success of recent or contemplated future acquisitions will depend on the effective integration of newly-acquired businesses into Interpublic's current operations. Important factors for integration include realization of anticipated synergies and cost savings and the ability to retain and attract new personnel and clients.

In addition, Interpublic's representatives may from time to time refer to "pro forma" financial information, including information before taking into account specified items. Because "pro forma" financial information by its very nature departs from traditional accounting conventions, this information should not be viewed as a substitute for the information prepared by Interpublic in accordance with GAAP, including the balance sheets and statements of income and cash flow contained in Interpublic's quarterly and annual reports filed with the SEC on Forms 10-Q and 10-K.

Investors should evaluate any statements made by Interpublic in light of these important factors.